Exhibit 99.1

ADVENTRX Pharmaceuticals Raises $20 Million in Common Stock Private Placement with Carl Icahn as Largest Investor

Proceeds to Finance Ongoing CoFactor Clinical Development

San Diego - July 22, 2005 - ADVENTRX Pharmaceuticals, Inc. (AMEX: ANX) today announced that it has entered into definitive agreements with institutional investors in connection with a $20 million private placement of the Company's common stock. Investment funds controlled by Carl Icahn, including Icahn Partners LP and Icahn Partners Master Fund LP, were the largest investors in the transaction, together with Viking Global Investors LP. The private placement consists of the sale of 10,810,809 shares of the Company's common stock, as well as the issuance of warrants to purchase 10,810,809 shares of common stock at an exercise price of $2.26 per share. The closing of the financing is subject to customary closing conditions, including approval by the American Stock Exchange.

"We are pleased to have attracted highly respected investors to participate in this financing, which we believe represents a strong vote of confidence in our overall business strategy," said Evan M. Levine, president and CEO for ADVENTRX. "The proceeds from this financing will allow us to focus additional attention on the clinical development of our lead compound CoFactor™, and will help us achieve our corporate goals of introducing new technologies for anticancer and antiviral treatments, while enhancing shareholder value."

The Icahn investors and Viking will have the right to designate one director to the ADVENTRX Board of Directors.

The Company plans to use the proceeds to finance ongoing clinical development of CoFactor, and for working capital purposes. Additional information regarding this transaction will be available through the Company's filing on Form 8-K with the Securities and Exchange Commission.

CIBC World Markets acted as the lead placement agent and RBC Capital Markets acted as the co-placement agent for this transaction.

About CoFactor
CoFactor (ANX-510) is a folate-based biomodulator drug developed to enhance the activity of the widely used cancer chemotherapeutic 5-FU. Results from the Company's ongoing Phase II trial have shown 65% clinical benefit and 38% objective response rate with no grade 3 or 4 hematological or gastrointestinal toxicity in metastatic colorectal cancer patients treated with CoFactor and 5-FU. Data from previous clinical trials in Europe have demonstrated clinical benefit and improved overall median survival in patients with advanced tumors, including colorectal, pancreatic and breast. In comparison to leucovorin, CoFactor creates more stable binding of the active form of 5-FU, FdUMP, to the target enzyme, thymidylate synthase (TS). CoFactor bypasses the chemical pathway required by leucovorin to deliver the active form of folate, allowing 5-FU to work more effectively. This improves 5-FU performance and lowers toxicity. More information on CoFactor can be found at www.adventrx.com/products/antic_cofactor.htm.

About ADVENTRX
ADVENTRX Pharmaceuticals is a biopharmaceutical research and development company focused on introducing new technologies for anticancer and antiviral treatments that improve the performance and safety of existing drugs, by addressing significant problems such as drug metabolism, toxicity, bioavailability or resistance. More information can be found on the Company's Web site at www.adventrx.com.

Forward Looking Statement
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on management's current expectations and beliefs. Actual results may vary from those currently anticipated based upon a number of factors, including uncertainties inherent in the drug development process, the timing and success of clinical trials, the validity of research results, and the receipt of necessary approvals from the FDA and other regulatory agencies. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's last quarterly report on Form 10-Q, as well as other reports that the Company files from time to time with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to release publicly any revisions, which may be made to reflect events or circumstances after the date hereof.

Contact:
ADVENTRX Pharmaceuticals
Andrea Lynn
858-552-0866

Investor Contact:
Lippert Heilshorn & Associates
Jody Cain (jcain@lhai.com)
Brandi Floberg (bfloberg@lhai.com)
310-691-7100